FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-197550-01

-----Original Message-----
From: Rbs Abs Syndicate (RBS SECURITIES INC) [mailto:rbsgc.abs@bloomberg.net]
Sent: Monday, September 15, 2014 9:55 AM
Subject: NEW ISSUE CMBS: WFRBS 2014-C23 *PUBLIC ANNOUNCEMENT*

WFRBS COMMERCIAL MORTGAGE TRUST 2014-C23 - PUBLIC NEW ISSUE
**ANNOUNCEMENT** $795.017MM CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: RBS AND WELLS FARGO SECURITIES
CO-MANAGER: GOLDMAN, SACHS & CO.

OFFERED CERTIFICATES - PUBLIC
CLASS	F/MDY/MSTR	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY
A-1	AAAsf/Aaa(sf)/AAA	43.360	2.91	30.000%	33.6%	16.3%
A-2	AAAsf/Aaa(sf)/AAA	33.162	5.01	30.000%	33.6%	16.3%
A-3	AAAsf/Aaa(sf)/AAA	8.500	6.96	30.000%	33.6%	16.3%
A-4	AAAsf/Aaa(sf)/AAA	245.000	9.86	30.000%	33.6%	16.3%
A-5	AAAsf/Aaa(sf)/AAA	257.750	9.95	30.000%	33.6%	16.3%
A-SB	AAAsf/Aaa(sf)/AAA	70.822	7.49	30.000%	33.6%	16.3%
A-S	AAAsf/Aa1(sf)/AAA	56.451	9.96	24.000%	36.5%	15.0%
B	AA-sf/Aa3(sf)/AA-	44.691	9.96	19.250%	38.8%	14.2%
C	A-sf/A3(sf)/A-	35.281	9.96	15.500%	40.6%	13.5%
PEX	A-sf/A1(sf)/A-	136.423	9.96	15.500%	40.6%	13.5%
X-A	AAAsf/NR/AAA	715.045	N/A	N/A	N/A	N/A
X-B	NR/NR/AAA	156.416	N/A	N/A	N/A	N/A
NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	F/MDY/MSTR	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY
D	BBB-sf/NR/BBB-	76.444	9.99	7.375%	44.5%	12.3%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$940,849,629
NUMBER OF LOANS:	92
NUMBER OF PROPERTIES:	111
WA CUT-OFF LTV:	65.1%
WA BALLOON LTV:	56.8%
WA U/W DSCR:	1.92x
WA U/W NOI DEBT YIELD:	11.4%
WA MORTGAGE RATE:	4.419%
TOP TEN LOANS %:	53.2%
WA TERM TO MATURITY (MOS):	360
WA AMORTIZATION TERM (MOS):	360
WA SEASONING (MOS):	0

LOAN SELLERS:	WFB (56.9%), RBS (19.8%), LIG I (7.9%),
C-III (5.4%), BASIS (5.2%), NCB (4.8%)

TOP 5 PROPERTY TYPES:	OFFICE (30.5%), RETAIL (25.3%),
MIXED USE (13.9%), HOSPITALITY (9.9%),
SELF STORAGE (9.6%)

TOP 5 STATES:	CA(37.7%), NY(16.0%), TX(7.4%), D.C.(5.1%), FL(4.6%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NCB, FSB
SPECIAL SERVICER:	CWCAPITAL ASSET MANAGEMENT AND NCB, FSB
SUBORDINATE CLASS REP:	AFFILIATES OF RAITH CAPITAL MANAGEMENT, LLC
AND ALLIANCEBERNSTEIN L.P

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	AVAILABLE
PRELIMINARY FWP:	MONDAY 9/15
PRESALE REPORTS:	EARLY WEEK OF 9/15
ANTICIPATED PRICING:	LATE WEEK OF 9/15
ANTICIPATED SETTLEMENT:	SEPTEMBER 30, 2014

ROADSHOW
NEW YORK 1x1's:	MON, 9/15

HARTFORD, BREAKFAST:	TUES, 9/16 @ 8:30AM EST, MAX'S DOWNTOWN
BOSTON, LUNCH:	TUES, 9/16 @ 12:00PM EST, THE LANGHAM
MINNEAPOLIS, BREAKFAST:	TUES, 9/16 @ 7:30AM CST, GRAND HOTEL MINNEAPOLIS

CONFERENCE CALLS:	UPON DEMAND

GLOBAL INVESTOR CALL
PRE-RECORDED:	WWW.NETROADSHOW.COM
REVIEW CODE :	AVAILABLE MONDAY P.M.

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.

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